                                                                    EXHIBIT 21.1

Baylake Corp

List of Subsidiaries                            Jurisdiction of Organization
--------------------                            ----------------------------
Kewaunee County Banc-Shares, Inc.               Wisconsin
  Baylake Bank                                  Wisconsin
    Bank of Sturgeon Bay Building Corp.         Wisconsin
    Baylake Insurance Agency, Inc.              Wisconsin
    Baylake Investments, Inc.                   Nevada
    Cornerstone Financial, Inc.                 Wisconsin
    Arborview LLC *                             Wisconsin
Baylake Capital Trust I **                      Delaware

* Arborview LLC was organized and capitalized on January 24, 2002.

** Baylake Capital Trust I was organized on October 25, 2000 and capitalized on February 16, 2001.


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